SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 Date of Report (Date of earliest event reported): October 23, 2003

INDEPENDENT BANK CORPORATION (Exact name of registrant as specified in its charter)
Michigan (State or Jurisdiction of Incorporation or Organization)

0-7818 (Commission File Number)	38-2032782 (I.R.S. Employer Identification No.)

230 West Main Street, Ionia, Michigan 48846 (Address of principal executive offices)

(616) 527-9450
(Registrant's telephone number, including area code)

NONE Former name, address and fiscal year, if changed since last report.

Item 7.      Financial Statements and Exhibits.

Exhibit

99   Press release dated October 23, 2003.

Item 12.      Results of Operations and Financial Condition.

On October 23, 2003, Independent Bank Corporation issued a press release announcing results for the third fiscal quarter. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date	October 23, 2003	By	s/ Robert N. Shuster Robert N. Shuster, Principal Financial Officer
Date	October 23, 2003	By	s/ James J. Twarozynski James J. Twarozynski, Principal Accounting Officer

Exhibit 99

NEWS FROM

Contact	Robert N. Shuster #616/527-5820 ext. 1257

FOR IMMEDIATE USE

INDEPENDENT BANK CORPORATION
REPORTS 46% INCREASE IN EARNINGS PER SHARE

IONIA, Michigan, October 23, 2003 . . . Independent Bank Corporation (Nasdaq: IBCP) (the “Company”), a Michigan-based bank holding company reported that its third quarter 2003 net income was a record $10.3 million or $0.51 per diluted share, a 46% increase from the prior year. A year earlier, net income totaled $7.1 million or $0.35 per diluted share. Return on average equity and return on average assets were 26.77% and 1.75%, respectively in the third quarter of 2003 compared to 19.88% and 1.44%, respectively in 2002.

The Company’s net income for the nine months ended September 30, 2003 totaled $28.3 million or $1.41 per diluted share. Net income for the first nine months of 2002 was $21.5 million or $1.04 per diluted share.

Share and per share data have been adjusted for the Company’s 10% common stock dividend that was declared in September 2003 and is payable on October 31, 2003 to shareholders of record as of October 6, 2003.

The increase in quarterly net income is primarily a result of increases in net interest income, service charges on deposits, net gains from real estate mortgage loan sales, title insurance fees and real estate mortgage loan servicing income as well as a decrease in the provision for loan losses. Partially offsetting these items were securities losses and increases in non-interest expense and income taxes.

On April 15, 2003, the Company completed its acquisition of Mepco Insurance Premium Financing, Inc. Mepco is a 40-year old Chicago-based company that specializes in financing insurance premiums for businesses and extended automobile warranties for consumers. During the third quarter of 2003, Mepco recorded approximately $4.0 million in interest income and fees on loans, $0.4 million in interest expense, a $0.1 million provision for credit losses, $0.1 million in other non-interest income, $2.4 million in non-interest expense, $1.2 million in income before income taxes and $0.7 million in net income. At September 30, 2003 Mepco had total assets of $140.7 million, including finance receivables of $125.6 million. The Company has recorded the assets acquired and the liabilities assumed at fair value and had goodwill of $9.0 million and other intangibles (primarily related to customer relationships) of $2.4 million at September 30, 2003 related to the Mepco acquisition.

The Company’s tax equivalent net interest income totaled $26.6 million during the third quarter of 2003, which represents a $4.5 million or 20.2% increase from the comparable quarter one year earlier. The adjustments to determine tax equivalent net interest income were $1.3 million and $1.1 million for the third quarters of 2003 and 2002, respectively, and were computed using a 35% tax rate. The increase in tax equivalent net interest income primarily reflects a $330.1 million increase in the balance of average interest-earning assets and to a lesser degree an 8 basis point increase in the Company’s tax equivalent net interest income as a percent of average interest-earning assets. The increase in average interest-earning assets is due to the Mepco acquisition, which added $119.8 million in average loan balances in the third quarter of 2003, as well as growth in commercial loans, real estate mortgage loans and investment securities. Declining interest rates (through the first half of 2003) and increased levels of lower cost core deposits resulted in a 62 basis point decline in the Company’s interest expense as a percentage of average interest-earning assets during the third quarter of 2003 compared to the third quarter of 2002. The decline in the cost of funds was largely offset by a 54 basis point decline in the tax equivalent yield on average interest-earning assets to 6.87% in the third quarter of 2003 from 7.41% in the third quarter of 2002. This decline is primarily due to both the amortization and prepayment of higher yielding loans and the addition of new loans and new investment securities at lower interest rates. Without the Mepco acquisition, the decline in the tax equivalent yield on average interest-earning assets would have been greater (90 basis points instead of 54 basis points), as Mepco added $119.8 million in average loans at a weighted average yield of 13.10% during the third quarter of 2003.

Service charges on deposits totaled $3.9 million in the third quarter of 2003, a $0.4 million or 11.5% increase from the comparable period in 2002. The increase in deposit related service fees resulted primarily from the continued growth of checking accounts.

Gains on the sale of real estate mortgage loans were $5.7 million in the third quarter of 2003 compared to $1.3 million in the third quarter of 2002. Real estate mortgage loan sales totaled $299.5 million and $105.6 million in the third quarters of 2003 and 2002, respectively. During the third quarter of 2003, gains on the sale of real estate mortgage loans were decreased by approximately $0.5 million, net, as a result of recording changes in the fair value of certain derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activity” (“SFAS #133”) (compared to a $0.6 million decrease in the third quarter of 2002). This SFAS #133 related decrease in gains on the sale of real estate mortgage loans primarily represents a timing difference that is expected to reverse in the fourth quarter of 2003 when the applicable commitments to sell real estate mortgage loans in the secondary market are fulfilled. Real estate mortgage loans originated totaled $345.0 million in the third quarter of 2003 compared to $251.7 million in the comparable quarter of 2002 and loans held for sale were $69.8 million at September 30, 2003. During the third quarter of 2003 real estate mortgage loan refinance application volumes slowed significantly primarily due to an increase in interest rates during the quarter compared to May and June 2003 levels. As a result, the Company expects the future level of gains on the sale of real estate mortgage loans to decline substantially from the third quarter 2003 level.

Securities losses totaled $1.3 million in the third quarter of 2003 compared to securities gains of $0.6 million in the third quarter of 2002. Included in the third quarter of 2003 is an impairment charge of $0.75 million which represents the write-off of the remainder of a $1.5 million trust preferred security that was purchased in 1999, which was issued by an unaffiliated bank holding company (the Company recorded an initial impairment charge of $0.75 million on this security in the fourth quarter of 2002). This unaffiliated bank holding company continues to experience financial difficulties, suspended the payment of interest on this security in 2002, and more recently has become a defendant in class action securities litigation. As a result of these circumstances and the lack of any bid in the market for the sale of this security, the remaining book value of this asset was written off. The remainder of securities losses (net) in the third quarter of 2003 is composed of losses on municipal securities ($0.8 million) with the sales proceeds being reinvested in higher yield securities, partially offset by $0.2 million in securities gains primarily from the sale or call of some trust preferred securities. In the third quarter of 2002, the Company generated $0.6 million in gains on the sale of $29.9 million of securities the proceeds from which (along with proceeds from securities sales in June 2002) were primarily utilized to purchase $35.0 million of separate-account bank owned life insurance.

Primarily as a result of the previously mentioned increase in real estate mortgage loan origination activity, title insurance fees increased by 69.5%, to $1.0 million in the third quarter of 2003 compared to $0.6 million in the third quarter of 2002.

Real estate mortgage loan servicing revenues increased to $0.2 million of income in the third quarter of 2003 compared to an expense of $1.1 million in the third quarter of 2002. This increase is primarily due to changes in the impairment reserve on capitalized mortgage loan servicing rights. During the third quarter of 2003 the Company recorded a $0.6 million recovery of valuation allowances from previously recorded impairment charges. During the third quarter of 2002 the Company recorded a $1.1 million impairment charge. The impairment reserve on capitalized mortgage loan servicing rights totaled $1.2 million at September 30, 2003 compared to $1.8 million at June 30, 2003 and $1.1 million at December 31, 2002. The decline in the impairment reserve reflects the valuation of capitalized mortgage loan servicing rights at September 30, 2003 compared to June 30, 2003 as expected future prepayment rates used in the valuation of this asset declined in the third quarter of 2003 as a result of an increase in mortgage loan interest rates during the third quarter of 2003 compared to such rates at the end of the second quarter of 2003. At September 30, 2003 the Company was servicing approximately $1.08 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 5.99% and a weighted average service fee of 26 basis points. Capitalized mortgage servicing rights at September 30, 2003 totaled $7.7 million, representing approximately 71 basis points on the related amount of real estate mortgage loans serviced for others.

Non-interest expense totaled $22.3 million in the third quarter of 2003, an increase of $5.2 million compared to the third quarter of 2002. The April 15, 2003 acquisition of Mepco accounted for $2.4 million of this increase. The remainder of the increase in non-interest expense is primarily due to increases in compensation and employee benefits, occupancy and furniture and fixtures costs, advertising, data processing, loan and collection expenses and losses incurred on the prepayment of Federal Home Loan Bank (“FHLB”) advances. The increase in compensation and employee benefits expense is primarily attributable to merit pay increases that were effective January 1, 2003, staffing level increases associated with the expansion and growth of the organization and increases in performance-based compensation and health care insurance costs. The increases in occupancy, furniture and fixtures, advertising and data processing expenses are due primarily to costs associated with four new branch offices opened during the last seven months of 2002 and two new loan production offices opened during the first quarter of 2003, as well as new product and service initiatives launched in 2003. The increase in loan and collection expenses reflects costs associated with the holding or disposal of other real estate and repossessed assets. In the third quarter of 2003 the Company prepaid $5.0 million in FHLB advances with a weighted average cost of 7.45% and a weighted average remaining maturity of 6.5 years and incurred a loss of $1.0 million and replaced these FHLB advances with $5.0 million in new borrowings with a weighted average cost of 3.65% and weighted average maturity of five years.

A breakdown of non-performing loans by loan type is as follows:

Loan Type	9/30/2003	12/31/2002	9/30/2002

	(Dollars in Millions)
Commercial	$ 3.2	$ 4.7	$ 7.9
Consumer	1.1	1.0	1.3
Mortgage	3.2	4.3	4.3
Finance receivables	1.5	n/a	n/a

Total	$ 9.0	$ 10.0	$ 13.5

Ratio of non-performing loans to total portfolio loans	0.55%	0.72%	0.98%

The decrease in the level of non-performing commercial loans in 2003 is due primarily to the payoff of a $1.1 million commercial real estate loan in June 2003. The decline in the level of non-performing mortgage loans may be indicative of somewhat improving economic conditions and also is partially due to the transfer of mortgage loans to other real estate as a result of foreclosure. Non-performing finance receivables are related to the Company’s acquisition of Mepco. Other real estate and repossessed assets totaled $3.1 million at September 30, 2003 compared to $3.9 million at December 31, 2002. The decline in other real estate and repossessed assets is due primarily to the sale of a $1.2 million hotel property in the second quarter of 2003 partially offset by an increase in the level of residential homes acquired through foreclosure. The ratio of net charge-offs to average loans was 0.15% on an annualized basis in both the third quarter of 2003 and 2002. The provision for loan losses decreased to $0.6 million in the third quarter of 2003 compared to $0.8 million in 2002. The decrease in the provision reflects the Company’s assessment of the allowance for loan losses taking into consideration factors such as loan mix, levels of non-performing and classified loans and net charge-offs. At September 30, 2003 the allowance for loan losses totaled $17.8 million, or 1.10% of portfolio loans compared to $16.7 million, or 1.21% of portfolio loans at December 31, 2002. The decrease in the percentage of the allowance to portfolio loans primarily reflects the acquisition of Mepco. Mepco’s allowance as a percentage of loans was 0.50% at September 30, 2003 compared to 1.16% for the balance of the Company’s loan portfolio.

Total assets were $2.32 billion at September 30, 2003 compared to $2.06 billion at December 31, 2002. Loans, excluding loans held for sale, increased to $1.62 billion at September 30, 2003 from $1.38 billion at December 31, 2002. The increase in loans is primarily due to the Mepco acquisition as well as growth in commercial and real estate mortgage loans. Deposits totaled $1.64 billion at September 30, 2003, an increase of $103.8 million from December 31, 2002. This increase is attributable to a $47.2 million increase in checking and savings deposits and a $76.5 million increase in brokered certificates of deposit that was partially offset by a decline in non-brokered certificates of deposit. The increase in brokered certificates of deposit is primarily due to funding loans acquired in the Mepco acquisition. Stockholders’ equity totaled $154.6 million at September 30, 2003 or 6.68% of total assets.

Independent Bank Corporation and its subsidiaries provide a wide range of banking and other financial services through 97 offices across Michigan’s Lower Peninsula. The Company also provides financing for insurance premiums and extended automobile warranties across the United States, through its wholly owned subsidiary, Mepco Insurance Premium Financing, Inc. The Company’s common stock trades on the Nasdaq Stock Market under the symbol IBCP.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Financial Condition

	September 30, 2003	December 31, 2002

	(unaudited)

Assets	(in thousands)
Cash and due from banks	$ 54,633	$ 60,731
Securities available for sale	437,687	371,246
Federal Home Loan Bank stock, at cost	13,895	9,704
Loans held for sale	69,780	129,577
Loans
Commercial	594,462	536,715
Real estate mortgage	657,723	601,799
Installment	237,820	242,928
Finance receivables	125,560

Total Loans	1,615,565	1,381,442
Allowance for loan losses	(17,848)	(16,705)

Net Loans	1,597,717	1,364,737
Property and equipment, net	43,330	40,735
Bank owned life insurance	36,545	35,415
Goodwill	16,289	7,299
Other intangibles	8,017	6,420
Accrued income and other assets	37,869	31,698

Total Assets	$ 2,315,762	$ 2,057,562

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$ 195,871	$ 179,871
Savings and NOW	688,767	657,530
Time	754,720	698,202

Total Deposits	1,639,358	1,535,603
Federal funds purchased	67,460	23,840
Other borrowings	346,190	310,413
Guaranteed preferred beneficial interests in Company's subordinated
debentures	50,600	17,250
Financed premiums payable	26,406
Accrued expenses and other liabilities	31,099	32,409

Total Liabilities	2,161,113	1,919,515

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--30,000,000 shares authorized;
issued and outstanding: 19,525,840 shares at September 30, 2003
and 17,822,090 shares at December 31, 2002	19,526	17,822
Capital surplus	119,434	75,076
Retained earnings	11,094	41,785
Accumulated other comprehensive income	4,595	3,364

Total Shareholders' Equity	154,649	138,047

Total Liabilities and Shareholders' Equity	$ 2,315,762	$ 2,057,562

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

	(unaudited)		(unaudited)

Interest Income	(in thousands)
Interest and fees on loans	$ 30,945	$ 27,616	$ 88,050	$ 81,519
Securities available for sale
Taxable	2,727	3,223	8,575	9,249
Tax-exempt	2,134	1,776	5,982	5,176
Other investments	165	340	442	987

Total Interest Income	35,971	32,955	103,049	96,931

Interest Expense
Deposits	6,769	8,994	21,370	26,662
Other borrowings	3,943	2,957	12,146	9,555

Total Interest Expense	10,712	11,951	33,516	36,217

Net Interest Income	25,259	21,004	69,533	60,714
Provision for loan losses	569	752	2,279	2,845

Net Interest Income After Provision for Loan Losses	24,690	20,252	67,254	57,869

Non-interest Income
Service charges on deposit accounts	3,855	3,457	10,803	9,410
Net gains (losses) on asset sales
Real estate mortgage loans	5,652	1,280	14,001	4,324
Securities	(1,314)	550	(755)	726
Title insurance fees	983	580	2,633	1,667
Manufactured home loan origination fees
and commissions	535	445	1,282	1,442
Real estate mortgage loan servicing	201	(1,118)	(1,196)	(550)
Other income	1,902	1,487	5,872	4,372

Total Non-interest Income	11,814	6,681	32,640	21,391

Non-interest Expense
Compensation and employee benefits	11,241	9,620	31,677	27,670
Occupancy, net	1,611	1,371	4,835	4,021
Furniture and fixtures	1,381	1,123	4,125	3,373
Loss on prepayment of borrowings	983	0	983	59
Other expenses	7,078	4,963	19,376	14,200

Total Non-interest Expense	22,294	17,077	60,996	49,323

Income Before Income Tax	14,210	9,856	38,898	29,937
Income tax expense	3,890	2,743	10,630	8,427

Net Income	$ 10,320	$ 7,113	$ 28,268	$ 21,510

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

	(unaudited)		(unaudited)
Per Share Data (A)
Net Income
Basic	$.53	$.35	$1.44	$1.06
Diluted	.51	.35	1.41	1.04
Cash dividends declared	.16	.10	.43	.31

Selected Ratios
As a percent of average interest-earning assets
Tax equivalent interest income	6.87%	7.41%	7.06%	7.49%
Interest expense	1.97	2.59	2.22	2.71
Tax equivalent net interest income	4.90	4.82	4.84	4.78
Net income to
Average equity	26.77%	19.88%	25.45%	20.86%
Average assets	1.75	1.44	1.73	1.51

Average Shares (A)
Basic	19,594,447	20,108,149	19,667,022	20,284,706
Diluted	20,063,329	20,488,507	20,072,452	20,665,074

(A)	Restated to give effect to a 10% stock dividend declared in 2003 and a three-for-two stock split declared in 2002. Average shares of common stock for basic net income per share includes shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options.

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